EXHIBIT 23.3


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Mission West Properties, Inc.
Cupertino, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 3, 2006, relating to the consolidated financial statements, the effectiveness of Mission West Properties, Inc.'s internal control over financial reporting, and schedules of Mission West Properties, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2005.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP
San Francisco, California
April 17, 2006